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                                                                   Exhibit 5.1

                                                  November 9, 2001



Wells Fargo Student Loans Receivables I, LLC
Wells Fargo Student Loans Receivables II, LLC
Wells Fargo Student Loans Receivables III, LLC
Wells Fargo Student Loans Receivables IV, LLC
Sixth and Marquette
Minneapolis, MN 55479

           Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have acted as counsel for Wells Fargo Student Loans Receivables I, LLC, Wells Fargo Student Loans Receivables II, LLC, Wells Fargo Student Loans Receivables III, LLC and Wells Fargo Student Loans Receivables IV, LLC, each a Delaware limited liability company (each, a "Company" and, collectively, the "Companies"), in connection with the preparation of their registration statement on Form S-3 (the "Registration Statement") relating to the issuance from time to time in one or more series (each, a "Series") of student loan asset-backed notes (the "Notes") that are registered on such Registration Statement. The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). As set forth in the Registration Statement, each Series of Notes will be issued by a separate trust to be formed by one of the Companies (each, a "Trust") under and pursuant to the conditions of a separate trust agreement and indenture (each, an "Agreement"), each to be identified in the prospectus supplement for such Series of Notes.

     We have examined copies of each Company's Limited Liability Company Agreement and Certificate of Formation, the form of each Agreement filed or incorporated by reference as an exhibit to the Registration Statement, the forms of Notes included in the Indenture so filed, and such other agreements, records and documents as we have deemed necessary for purposes of this opinion. As to factual matters, we have relied upon statements, certificates and other assurances of public officials and of officers or other representatives of the Companies and upon such other certificates or representations as we deemed appropriate for purposes of our opinion, which factual matters have not been independently established or verified by us. We have assumed, without independent verification, the genuineness of all signatures, the accuracy of the representations contained in the reviewed documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based upon such examinations and our consideration of such questions of law as we have deemed relevant in the circumstances, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes of a Series have been duly executed, authenticated and delivered in accordance with the terms of the related Agreements and issued and delivered against payment therefor as described in the Registration Statement, the Notes of such Series will be valid and legally binding obligations of the related Trust, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at law).

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                         Very truly yours,


                                         Sidley Austin Brown & Wood LLP